UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	October 8, 2013

Pyramid Oil Company
(Exact name of registrant as specified in its charter)

California	001-32989	94-0787340
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2008 – 21st Street Bakersfield, California		93301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(661) 325-1000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2013, the Board of Directors of Pyramid Oil Company, a California corporation (“Pyramid Oil”), appointed Rick D. Kasch to Pyramid Oil’s Board of Directors to fill the vacancy created by the resignation of John Turco. Mr. Kasch was also appointed as Chairman of Pyramid Oil’s Audit Committee and as a member of Pyramid Oil’s Compensation and Nominating Committees.

Mr. Kasch serves as President of ENSERVCO Corporation, which is a publicly traded energy services company based in Denver, Colorado. Additional information regarding Mr. Kasch is contained in a press release issued by Pyramid Oil on October 9, 2013, a copy of which is filed as Exhibit 99.1 and is incorporated by reference into this Item 5.02. Pyramid Oil’s Chairman of the Board of Directors and Interim President and Chief Executive Officer, Michael D. Herman, serves as the Chairman of the Board of Directors and Chief Executive Officer of ENSERVCO Corporation.

On October 8, 2013, Pyramid Oil’s Board of Directors also (1) approved compensation of $30,000 per year for each non-employee director, (2) granted an option to purchase 25,000 shares of Pyramid Oil common stock to each of directors Kasch and Gary L. Ronning, and (3) granted an option to purchase 50,000 shares of Pyramid Oil common stock to Mr. Herman.

Each option has an exercise price of $5.16 per share, which equals the closing price of Pyramid Oil’s common stock on October 8, 2013, is fully exercisable immediately, and expires on October 7, 2018. The options were granted under Pyramid Oil’s 2006 Equity Incentive Plan, with respect to which Pyramid Oil filed a Registration Statement on Form S-8 with the Securities and Exchange Commission on July 21, 2011.

Item 9.01. Financial Statements and Exhibits.

99.1	Press Release of Pyramid Oil Company dated October 9, 2013.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 9, 2013	PYRAMID OIL COMPANY

	By:	/s/ Michael D. Herman
Name: Michael D. Herman
Title: Interim President and Chief Executive Officer

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